EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2015 FULLY DILUTED

EARNINGS OF $3.21 PER SHARE AND DECLARES DIVIDEND OF 35¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 24, 2016--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2015 the Company reported net sales of $551.1 million and fully diluted earnings of $3.21 per share, compared with net sales of $544.5 million and fully diluted earnings of $1.95 per share in 2014. In the fourth quarter of 2014, the Company recorded an expense of $41.0 million related to the termination and settlement of its defined-benefit pension plans. Excluding this expense, 2014 fully diluted earnings were $3.22 per share.

For the fourth quarter of 2015, net sales were $152.4 million and fully diluted earnings were 88¢ per share. For the corresponding period in 2014, net sales were $122.6 million and the Company realized a fully diluted loss of 77¢ per share. Excluding the aforementioned defined-benefit pension-plan expense, fourth quarter 2014 fully diluted earnings were 53¢ per share.

The Company also announced today that its Board of Directors declared a dividend of 35¢ per share for the fourth quarter, for shareholders of record as of March 11, 2016, payable on March 25, 2016. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Michael O. Fifer made the following observations related to the Company’s results:

•	After a year of declining demand in 2014, demand rebounded in 2015 to slightly higher levels and followed typical historical seasonal patterns.

•	Inventory of Ruger products declined in the fourth quarter at both the Company and at the independent distributors, supporting our assessment of improving demand.

•	In 2015, sales to the independent distributors and the estimated sell-through of the Company’s products from the independent distributors to retailers increased 1% and 7%, respectively, from 2014. The National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) increased 9% in 2015 from 2014.

•	New products represented $115.4 million or 21% of firearm sales in 2015, compared to $89.4 million or 16% of firearms sales in 2014.

•	Cash generated from operations during 2015 was $113 million. At December 31, 2015, our cash totaled $69 million. Our current ratio is 2.3 to 1 and we have no debt.

•	In 2015, capital expenditures totaled $29 million, a decrease from $46 million in 2014. We expect our 2016 capital expenditures to total approximately $25 million, as we continue to prioritize new product development.

•	In 2015, the Company returned $24 million to its shareholders through:

▪	the payment of $21 million of dividends, and
▪	the repurchase of 82,100 shares of our common stock in the open market at an average price of $34.57 per share, for a total of $3 million.

Today, the Company filed its Annual Report on Form 10-K for 2015. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

Tomorrow, February 25, 2016, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the 2015 operating results. Interested parties can access the webcast at www.ruger.com/corporate or by dialing 866-515-2911, participant code 25263783.

The Annual Report on Form 10-K is available on the SEC website at www.sec.gov and the Ruger website at www.ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2015	2014

Assets
Current Assets
Cash and cash equivalents	$69,225	$8,901
Trade receivables, net	71,721	49,735

Gross inventories	81,278	89,017
Less LIFO reserve	(42,061)	(40,578)
Less excess and obsolescence reserve	(2,118)	(3,750)
Net inventories	37,099	44,689

Deferred income taxes	8,219	7,246
Prepaid expenses and other current assets	3,008	7,603
Total Current Assets	189,272	118,174

Property, Plant, and Equipment	308,597	288,236
Less allowances for depreciation	(204,777)	(177,575)
Net property, plant and equipment	103,820	110,661

Other assets	22,791	25,547
Total Assets	$315,883	$254,382

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2015	2014

Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable and accrued expenses	$42,991	$36,150
Product liability	642	641
Employee compensation and benefits	28,298	18,302
Workers’ compensation	5,100	5,133
Income taxes payable	4,962	156
Total Current Liabilities	81,993	60,382

Product liability	102	204
Deferred income taxes	6,050	8,334

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2015 – 23,775,766 issued, 18,713,419 outstanding 2014 – 23,717,321 issued, 18,737,074 outstanding	23,776	23,717
Additional paid-in capital	29,591	25,472
Retained earnings	239,098	198,159
Less: Treasury stock – at cost 2015 – 5,062,347 shares 2014 – 4,980,247 shares	(64,727)	(61,886)
Total Stockholders’ Equity	227,738	185,462
Total Liabilities and Stockholders’ Equity	$315,883	$254,382

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2015	2014	2013

Net firearms sales	$544,850	$542,267	$678,552
Net castings sales	6,244	2,207	9,724
Total net sales	551,094	544,474	688,276

Cost of products sold	378,934	375,300	429,671

Gross profit	172,160	169,174	258,605

Operating Expenses:
Selling	49,864	44,550	48,706
General and administrative	27,864	28,899	35,394
Defined benefit pension plans settlement charge	—	40,999	—
Other operating income, net	(113)	(1,612)	(401)
Total operating expenses	77,615	112,836	83,699

Operating income	94,545	56,338	174,906

Other income:
Royalty income	1,084	468	658
Interest income	5	2	4
Interest expense	(156)	(152)	(135)
Other income (expense), net	622	584	(201)
Total other income, net	1,555	902	326

Income before income taxes	96,100	57,240	175,232

Income taxes	33,974	18,612	63,960

Net income	62,126	38,628	111,272

Other comprehensive income (loss), net of tax:
Defined benefit pension plans	—	—	10,240

Comprehensive income	$62,126	$38,628	$121,512

Basic Earnings Per Share	$3.32	$1.99	$5.76

Fully Diluted Earnings Per Share	$3.21	$1.95	$5.58

Cash Dividends Per Share	$1.10	$1.62	$2.12

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2015	2014	2013

Operating Activities
Net income	$62,126	$38,628	$111,272
Adjustments to reconcile net income to cash provided by operating activities:
Pension plan settlement charge	—	32,218	—
Depreciation and amortization	36,235	36,706	20,362
Stock-based compensation	4,530	5,647	5,288
Excess and obsolescence inventory reserve	(1,468)	1,347	693
Loss (gain) on sale of assets	(113)	(1)	1
Deferred income taxes	(3,257)	(12,015)	5,736
Impairment of assets	—	178	911
Changes in operating assets and liabilities:
Trade receivables	(21,986)	17,649	(24,366)
Inventories	9,058	(22,775)	(7,945)
Trade accounts payable and accrued expenses	6,808	(11,047)	9,231
Employee compensation and benefits	9,378	(17,435)	17,897
Product liability	(101)	(391)	179
Prepaid expenses, other assets and other liabilities	6,553	(13,075)	(19,340)
Income taxes payable	4,806	(83)	(250)
Cash provided by operating activities	112,569	55,551	119,669

Investing Activities
Property, plant, and equipment additions	(28,705)	(45,571)	(54,616)
Net proceeds from sale of assets	222	24	233
Cash used for investing activities	(28,483)	(45,547)	(54,383)

Financing Activities
Dividends paid	(20,569)	(31,446)	(41,079)
Tax benefit from exercise of stock options	436	1,621	2,302
Repurchase of common stock	(2,841)	(24,002)	—
Payment of employee withholding tax related to share- based compensation	(999)	(2,363)	(2,423)
Proceeds from exercise of stock options	211	23	—
Cash used for financing activities	(23,762)	(56,167)	(41,200)

Increase (decrease) in cash and cash equivalents	60,324	(46,163)	24,086
Cash and cash equivalents at beginning of year	8,901	55,064	30,978
Cash and cash equivalents at end of year	$69,225	$8,901	$55,064

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP measure may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2015	2014

Net income	$62,126	$38,628

Income tax expense	33,974	18,612
Depreciation and amortization expense	36,235	36,706
Interest expense	156	152
Interest income	(5)	(2)
Pension plan termination expense, net of cash payment	—	32,218
EBITDA	$132,486	$126,314

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense, such as the pension plan termination expense in 2014.